NEWS RELEASE
February 9, 2009

FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
                                                                                           (406) 751-4701
     Ron J. Copher
      (406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES ADDITION OF
FIRST NATIONAL BANK & TRUST IN POWELL, WYOMING

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq:  GBCI) today announced the signing of a definitive merger agreement with First National Bank & Trust, a community bank based in Powell, Wyoming. The transaction will mark Glacier’s 11th bank acquisition since 2000 and its third acquisition in Wyoming. First National Bank & Trust provides community banking services to individuals and businesses from banking offices in Powell, Cody, and Lovell, Wyoming.  At December 31, 2008, the bank had total assets of $282 million.  Glacier Bancorp is a regional multi-bank holding company with ten banking subsidiaries that provide commercial banking services in 56 communities in Montana, Idaho, Wyoming, Utah, Colorado, and Washington.  At December 31, 2008, Glacier had total assets of $5.6 billion.

The boards of Glacier and First Company (the bank’s holding company) unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing.  The transaction provides for the merger of First Company into Glacier Bancorp, whereupon First National Bank & Trust will become a wholly-owned subsidiary of Glacier and continue to operate with its separate identity, bank charter, board of directors, and management team.  Under the terms of the deal, Glacier will pay First Company shareholders 100,000 shares of Glacier common stock and $450,000 in cash.  Glacier will also contribute $15.3 million in capital to the bank. Based on today’s $17.91 closing price for Glacier shares and including the capital contribution, the transaction has an aggregate value of $17.5 million. In addition to the stock and cash payments from Glacier, First Company will also distribute to its shareholders certain out-of-market loan participations and other assets of the holding company not related to its community banking operations. Upon closing of the transaction, First Company is anticipated to have consolidated tangible equity of $15.25 million (consisting of approximately $26.5 million of equity at the bank offset by approximately $11.25 million of net indebtedness and trust preferred securities at the holding company) and core deposits of approximately $210 million.  The transaction is expected to close in the second quarter of 2009.

“This is a terrific opportunity for us to expand our Wyoming presence with a longstanding community bank serving some very good markets,” stated Mick Blodnick, Glacier CEO.  “This is a situation where you had a strong and respected bank that recently experienced difficulties centered around the purchase of out-of-market loan participations.  By structuring the deal to distribute those participations to the current owners, we end up with a well capitalized bank with superior asset quality, a great deposit base, strong customer relationships, and a talented management team and staff.  We are excited to have First National Bank & Trust join the Glacier family of banks.” Blodnick also noted that the transaction would be immediately accretive to Glacier’s earnings per share.

Dick Nelson, President of First National Bank & Trust, commented, “We couldn’t have chosen a better partner than Glacier—a group that truly believes in the value of community banking.  We maintain our position as a Powell, Cody, and Lovell-based bank with local decision-making and a genuine commitment to personalized banking.  At the same time, we benefit from access to Glacier’s products, services, and substantial capital resources to fund future growth in our markets.  The combination is clearly a win-win for our shareholders, our employees, our communities, and most importantly, our customers.”

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, P.C. as legal counsel.  First Company was advised by Sheshunoff & Co., as financial advisor, and Christian Samson Jones & Chisholm, as legal counsel.

About Glacier Bancorp, Inc.
Glacier Bancorp is a regional multi-bank holding company with ten banking subsidiaries that provide commercial banking services in 56 communities in Montana, Idaho, Wyoming, Utah, Colorado, and Washington. Glacier Bancorp, Inc., headquartered in Kalispell, Montana, conducts its operations principally through community banks including six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, and First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; Citizens Community Bank in Idaho; 1st Bank in Wyoming and Utah; and Bank of the San Juans in Colorado.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Glacier's style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Glacier's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following: (1) the risks associated with lending and potential adverse changes in credit quality; (2) increased loan delinquency rates; (3) the risks presented by a continued economic slowdown, which could adversely affect credit quality, loan collateral values, investment values, liquidity levels, and loan originations; (4) changes in market interest rates, which could adversely affect our net interest income and profitability; (5) legislative or regulatory changes that adversely affect our business or our ability to complete pending or prospective future acquisitions; (6)  costs or difficulties related to the integration of acquisitions;   (7) reduced demand for banking products and services; (8) the risks presented by public stock market volatility, which could adversely affect our stock value and our ability to raise capital in the future; (9) competition from other financial services companies in our markets; and (10) our success in managing risks involved in the foregoing.

Visit Glacier’s website at http://www.glacierbancorp.com